Exhibit 1

Oi S.A. – In Judicial Reorganization Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43 Board of Trade (NIRE) No. 33.300.29520-8 Publicly-Held Company

NOTICE TO THE MARKET

Oi S.A. – In Judicial Reorganization (“Oi” or “Company”), in continuance of and in addition to the information contained in the Notices to the Market disclosed by the Company on February 2, 2017, February 10, 2017 and February 20, 2017, hereby informs its shareholders and the market in general that, on this date, hearings were held in the Dutch Court of Appeals, Amsterdam, The Netherlands, in relation to the appeals against the decisions that denied the requests for conversion of the suspension of payments proceedings for each of Oi’s financial vehicles in the Netherlands, Oi Brasil Holdings Coöperatief UA – In Judicial Reorganization (“Oi Brasil Holdings”) and Portugal Telecom International Finance B.V. – In Judicial Reorganization (“PTIF”). The Company was informed that the Dutch Court of Appeals has indicated that it currently intends to render its decision in relation to both Oi Brasil Holdings’ and PTIF’s hearings on April 19, 2017.

The Company will keep its shareholders and the market informed of the development of the subject matter of this Notice to the Market.

Rio de Janeiro, March 29, 2017.

Ricardo Malavazi Martins

Chief Financial Officer and Investor Relations Officer.

Oi S.A. – In Judicial Reorganization

Special Note Regarding Forward-Looking Statements:

This communication contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Brazilian applicable regulation. Statements that are not historical facts, including statements regarding the beliefs and expectations of Oi, business strategies, future synergies and cost savings, future costs and future liquidity are forward-looking statements. The words “will,” “may,” “should,” “could,” “anticipates,” “intends,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “targets,” “goal” and similar expressions, as they relate to Oi or its management, are intended to identify forward-looking statements. There is no guarantee that the expected events, tendencies or expected results will actually occur. Such statements reflect the current views of management of Oi and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, corporate approvals, operational factors and other factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to Oi or its affiliates, or persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made. Except as required under the Brazilian or U.S. federal securities laws or the rules and regulations of the CVM, the SEC or of regulatory authorities in other applicable jurisdictions Oi and its affiliates do not have any intention or obligation to update, revise or publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements. You are advised, however, to consult any further disclosures Oi makes on related subjects in reports and communications that Oi files with the SEC.